Exhibit 5.1

September 11, 2024

Viper Energy, Inc.

500 West Texas, Suite 100

Midland, Texas 79701

Re: Viper Energy, Inc. Registration Statement on Form S-3/ASR

Ladies and Gentlemen:

We have acted as counsel to Viper Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3/ASR (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), by the Company of an indeterminate aggregate amount of securities consisting of shares (the “Shares”) of the Company’s Class A common stock, par value $0.000001 per share (the “Class A Common Stock”) on the terms to be determined at the time of each offering. This opinion is being furnished at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company and public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that the Shares are uncertificated and, upon sale and delivery, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company. We have also assumed the existence and entity power of each party to any document referred to herein other than the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when (i) the Company has taken all necessary corporate action to authorize and approve the issuance of such Shares, the terms of the offering thereof and related matters, and (ii) such Shares have been duly issued and delivered, valid book-entry notations for the issuance thereof in uncertificated form having been duly made in the share register of the Company, in accordance with the terms of any applicable definitive purchase, underwriting or similar agreement providing for the issuance and sale thereof by the Company against payment (or delivery) of the consideration therefor provided for therein, such

Viper Energy, Inc.

September 11, 2024

Shares will have been duly authorized by all necessary corporate action on the part of the Company and validly issued and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

(A)  We have assumed that, in the case of each offer and sale of Shares: (i) the Registration Statement, and any amendments thereto (including any post-effective amendments), will have become effective under the Act; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing such Shares; (iii) such Shares will have been issued and sold in compliance with the applicable United States federal and state securities laws and pursuant to and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to the issuance and sale of such Shares will have been duly authorized, executed and delivered by the Company and the other parties thereto; (v) at the time of the issuance of such Shares, the Company (a) will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation and (b) will have the necessary corporate power and due authorization, and the certificate of incorporation and bylaws of the Company will be in full force and effect and will not have been amended, restated, supplemented or otherwise altered, and there will have been no authorization of any such amendment, restatement, supplement or other alteration since the date hereof; (vi) the terms of such Shares and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of, (a) the certificate of incorporation and bylaws of the Company, (b) any applicable law, regulation or administrative order or any agreement or instrument binding upon the Company, and (c) any requirement or restriction imposed by any court or governmental or regulatory body, including any securities exchange on which the securities of the Company are listed for trading, having jurisdiction over the Company; (vii) sufficient shares of Common Stock will be authorized for issuance under the certificate of incorporation of the Company that have not otherwise been issued or reserved or otherwise committed for issuance; and (viii) the consideration for the issuance and sale of such Shares established by the Board of Directors of the Company (the “Board”) and provided for in the applicable definitive purchase, underwriting or similar agreement providing for the issuance and sale thereof by the Company will not be less than the par value of such Common Stock.

(B)  We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.

(C)  This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or entity or any other circumstance.

Viper Energy, Inc.

September 11, 2024

(D)  The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP